EXHIBIT 99


NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact: Robert E. Evans
---------------------                     President and Chief Executive Officer
June 18, 2003                             (740) 373-3155


                            PEOPLES BANCORP APPOINTS
                              CHAIRMAN OF THE BOARD
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         Marietta, Ohio - The Board of Directors of Peoples Bancorp Inc.
(Nasdaq: PEBO) announced that Robert E. Evans, President and Chief Executive Officer, will be appointed Chairman of the Board effective July 1, 2003. Joseph
H. Wesel, Chairman of the Board since 1991, will continue to serve as a director and will assume the role of Vice Chairman.
         "Mr. Wesel's leadership and commitment to growing shareholder value are examples for all of us to follow," commented Evans. "We are pleased that he will continue to serve on Peoples Bancorp's and Peoples Bank's Board of Directors, where he has served for nearly 30 years. During that time, we have grown from $70 million in assets to $1.8 billion, and from 5 offices to 50 locations to better serve all the financial needs of our customers."
         Also at its regular Board meeting in June, the Board of Directors appointed Mark F. Bradley Chief Operating Officer of Peoples Bancorp effective July 1, 2003. Bradley has served as an Executive Vice President of Peoples Bancorp since January 2001, and has been Peoples Bank's President and Chief Operating Officer since July 1, 2002. Mr. Bradley also serves as a director of Peoples Bancorp and Peoples Bank.
         In other news, on July 15, 2003, Peoples Bancorp will release its results of operations for the quarter ending June 30, 2003. A conference call will be conducted to discuss second quarter earnings on July 16, 2003, at 4:00 pm (EDT). The call is open to the public and can be accessed by calling 877-735-0939.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples Bank's internet banking service at www.peoplesbancorp.com.

                                 END OF RELEASE